ARVINMERITOR, INC.

CONTACTS: Media Inquiries
               Lin Cummins
               (248) 435-7112
     linda.cummins@arvinmeritor.com

               Investor Inquiries
               Brett Penzkofer

               (248) 435-9426

     brett.penzkofer@arvinmeritor.com

ArvinMeritor Enters into New, Two-Year U.S. Receivable
Securitization Agreement

TROY, Mich., (Sep. 8, 2009) – ArvinMeritor, Inc. (NYSE: ARM) today announced that the company has entered into a new, two-year U.S. receivables financing arrangement (the “New Facility”). Under the terms of the New Facility, ArvinMeritor’s subsidiary, ArvinMeritor Receivables Corporation (“ARC”), will purchase eligible accounts receivable from certain other ArvinMeritor subsidiaries (the “Originators”) and will borrow under a credit facility funded by multiple lenders. ARC’s borrowings will be secured by an interest in the purchased receivables, and ARC will use the proceeds of the borrowings to fund purchases of receivables from the Originators. The purchased receivables under the New Facility are expected to be substantially similar to those under the facility it replaces.

Under the New Facility, ARC will be able to borrow monies from a bank group led by GMAC Commercial Finance LLC in an aggregate principal amount outstanding at any one time of not to exceed $105 million. This amount may be increased at the request of ARC and with the consent of the Agent to $125 million upon the identification of lenders that may be willing to provide such additional funding. As of the closing date, the borrowing availability under the New Facility is expected to exceed the availability under the facility it replaces.

"The new facility demonstrates ArvinMeritor’s continued focus on our liquidity," said Chip McClure, chairman, CEO and president. "We appreciate the support of the New Facility lenders, and look forward to continuing to implement our strategic initiatives that are designed to drive growth."

The company filed today a Form 8-K with the Securities and Exchange Commission that further describes the New Facility. To review the company’s filing, visit www.sec.gov.

About ArvinMeritor
ArvinMeritor, Inc. is a premier global supplier of a broad range of integrated systems, modules and components to the motor vehicle industry. The company marks its centennial anniversary in 2009, celebrating a long history of 'forward thinking.' The company serves commercial truck, trailer and specialty original equipment manufacturers and certain aftermarkets, and light vehicle manufacturers. ArvinMeritor common stock is traded on the New York Stock Exchange under the ticker symbol ARM. For more information, visit the company's Web site at: http://www.arvinmeritor.com.

Forward-Looking Statements

This press release contains statements relating to future results of the company (including certain projections and business trends) that are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995.  Forward-looking statements are typically identified by words or phrases such as “believe,” “expect,” “anticipate,” “estimate,” “should,” “are likely to be,” “will” and similar expressions.  There are risks and uncertainties relating to our ability to obtain any needed waiver or amendment to our credit agreement; our ability to complete the sale of the Wheels business, including with respect to the competition filings required and other closing conditions; our ability to achieve anticipated or continued cost savings from reduction actions; and our ability to execute the Company’s announced plans for the Body Systems and Chassis Systems businesses of LVS, including the timing and certainty of completion or the terms upon which any sale agreement with respect to any portion of the business may be made and the amount of any exit costs. In addition, actual results may differ materially from those projected as a result of certain risks and uncertainties, including but not limited to global economic and market cycles and conditions, including the recent global economic crisis; whether we will have sufficient liquidity as we continue to be affected by declining vehicle production volumes; the financial condition of the company’s suppliers and customers, including potential bankruptcies; possible adverse effects of any future suspension of normal trade credit terms by our suppliers; the ability of the company to continue to comply with covenants in its financing agreements; the ability of the company to access capital markets; credit ratings of the company’s debt; the demand for commercial, specialty and light vehicles for which the company supplies products; risks inherent in operating abroad (including foreign currency exchange rates and potential disruption of production and supply due to terrorist attacks or acts of aggression); availability and rising cost of raw materials, including steel and oil; OEM program delays; demand for and market acceptance of new and existing products; successful development of new products; reliance on major OEM customers; labor relations of the company, its suppliers and customers, including potential disruptions in supply of parts to our facilities or demand for our products due to work stoppages; potential difficulties competing with companies that have avoided their existing contracts in bankruptcy and reorganization proceedings; successful integration of acquired or merged businesses; the ability to achieve the expected annual savings and synergies from past and future business combinations and the ability to achieve the expected benefits of restructuring actions; potential impairment of long-lived assets, including goodwill; potential adjustment of the value of deferred tax assets; competitive product and pricing pressures; the amount of the company’s debt; the outcome of existing and any future legal proceedings, including any litigation with respect to environmental or asbestos-related matters; the outcome of actual and potential product liability and warranty and recall claims; rising costs of pension and other post-retirement benefits and possible changes in pension and other accounting rules; as well as other risks and uncertainties, including but not limited to those detailed from time to time in filings of the company with the SEC. These forward-looking statements are made only as of the date hereof, and the company undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise, except as otherwise required by law.

All earnings per share amounts are on a diluted basis. The company's fiscal year ends on the Sunday nearest Sept. 30, and its fiscal quarters end on the Sundays nearest Dec. 31, March 31 and June 30. All year and quarter references relate to the company's fiscal year and fiscal quarters, unless otherwise stated.